EXHIBIT 23.1

Morrill & Associates, LLC
Certified Public Accountants
1448 North 2000 West, Suite 3
Clinton, Utah 84015
801-820-6233 Phone; 801-820-6628 Fax

September 26, 2013

The Board of Directors
Starpoint General Corporation:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 25, 2013 (dual-dated to September 25, 2013), with respect to the financial statements as of June 30, 2013 and the related statements of operations, stockholders’ equity and cash flows for the period from inception on June 28, 2013 through June 30, 2013 to be included in the filing of the Form S-1 of Starpoint General Corporation.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates